Exhibit 15

Asian Infrastructure Investment Bank

Condensed Financial Statements (Unaudited)

for the Nine Months Ended Sep. 30, 2025

Contents

Financial Statements

Condensed Statement of Comprehensive Income	1
Condensed Statement of Financial Position	2
Condensed Statement of Changes in Equity	3
Condensed Statement of Cash Flows	4
Notes to the Condensed Financial Statements	5-49
A. General Information	5
B. Accounting Policies	6
C. Disclosure Notes	7-32
D. Financial Risk Management	33-44
E. Fair Value Disclosures	45-49

Asian Infrastructure Investment Bank

Condensed Statement of Comprehensive Income

For the nine months ended Sep. 30, 2025

In thousands of US Dollars	Note	For the nine months ended Sep. 30, 2025 (unaudited)	For the nine months ended Sep. 30, 2024 (unaudited)
Interest income	C1	1,604,596	1,689,626
Interest expense	C1	(961,946)	(871,352)
Net interest income		642,650	818,274
Net fee and commission income	C2	33,306	28,883
Net gain on financial instruments measured at fair value and foreign exchange	C3	155,514	276,233
Net loss on financial instruments measured at amortized cost	C9	(4,820)	(181)
Impairment provision (charge)/release	C4	(27,591)	55,224
General and administrative expenses	C5	(215,507)	(190,583)
Operating profit for the period		583,552	987,850
Accretion of paid-in capital receivables	C10	181	531
Net profit for the period		583,733	988,381
Other comprehensive income Items will not be reclassified to profit or loss
Unrealized gain/(loss) in fair-valued borrowings arising from changes in own credit risk	C12	125,672	(143,542)
Total comprehensive income		709,405	844,839
Attributable to:
Equity holders of the Bank		709,405	844,839

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Condensed Statement of Financial Position

As at Sep. 30, 2025

In thousands of US Dollars	Note	Sep. 30, 2025 (unaudited)	Dec. 31, 2024 (audited)
Assets
Cash and cash equivalents	C6	4,717,317	1,922,539
Term deposits	C6	2,657,362	462,012
Treasury investments
Investments at fair value through profit or loss	C7	13,652,065	12,606,677
Debt securities, at amortized cost	C9	10,997,220	11,042,476
Investment operations
Loan investments, at amortized cost	C8	29,343,010	26,637,065
Debt securities, at amortized cost	C9	767,165	706,013
Investments at fair value through profit or loss	C7	2,248,100	1,932,264
Paid-in capital receivables	C10	304,414	234,336
Derivative assets	C13	1,168,760	832,061
Property and equipment		5,735	5,592
Intangible assets		6,337	6,776
Other assets	C11	685,772	728,631
Total assets		66,553,257	57,116,442
Liabilities
Borrowings	C12	41,272,331	32,953,799
Derivative liabilities	C13	965,864	1,175,585
Prepaid paid-in capital		374	669
Other liabilities	C14	1,031,396	528,854
Total liabilities		43,269,965	34,658,907
Members’ equity
Paid-in capital	C15	19,524,400	19,407,500
Reserves
Accretion of paid-in capital receivables		(785)	(418)
Unrealized loss in fair-valued borrowings arising from changes in own credit risk		(68,080)	(193,752)
Retained earnings		3,827,757	3,244,205
Total members’ equity		23,283,292	22,457,535
Total liabilities and members’ equity		66,553,257	57,116,442

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Condensed Statement of Changes in Equity

For the nine months ended Sep. 30, 2025

					Reserves

In thousands of US Dollars	Note	Subscribed capital	Less: callable capital	Paid-in capital	Accretion of paid-in capital receivables	Unrealized loss in fair-valued borrowings arising from changes in own credit risk	Retained earnings	Total member’s equity
Jan. 1, 2024		97,027,300	(77,621,900)	19,405,400	(994)	(51,740)	2,096,191	21,448,857
Capital subscription and contribution		10,500	(8,400)	2,100	-	-	-	2,100
Net profit for the period		-	-	-	-	-	988,381	988,381
Other comprehensive loss		-	-	-	-	(143,542)	-	(143,542)
Paid-in capital receivables - accretion effect		-	-	-	(90)	-	-	(90)
Transfer of accretion	C10	-	-	-	531	-	(531)	-
Sep. 30, 2024 (unaudited)	C15	97,037,800	(77,630,300)	19,407,500	(553)	(195,282)	3,084,041	22,295,706
Jan. 1, 2025		97,037,800	(77,630,300)	19,407,500	(418)	(193,752)	3,244,205	22,457,535
Capital subscription and contribution		584,400	(467,500)	116,900	-	-	-	116,900
Net profit for the period		-	-	-	-	-	583,733	583,733
Other comprehensive loss		-	-	-	-	125,672	-	125,672
Paid-in capital receivables - accretion effect		-	-	-	(548)	-	-	(548)
Transfer of accretion	C10	-	-	-	181	-	(181)	-
Sep. 30, 2025 (unaudited)	C15	97,622,200	(78,097,800)	19,524,400	(785)	(68,080)	3,827,757	23,283,292

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Condensed Statement of Cash Flows

For the nine months ended Sep. 30, 2025

In thousands of US Dollars	Note	For the nine months ended Sep. 30, 2025 (unaudited)	For the nine months ended Sep. 30, 2024 (unaudited)
Cash flows from operating activities
Net profit for the period		583,733	988,381
Adjustments for:
Interest income from term deposits		(75,212)	(103,905)
Interest expense for borrowings	C12	950,210	858,130
Interest expense for leasing	C1	9	20
Issuance cost for borrowings	C5	10,233	8,507
Accretion of paid-in capital receivables	C10	(181)	(531)
Net loss/(gain) on financial instruments measured at fair value through profit or loss		550,494	(91,230)
Impairment provision charge/(release)	C4	27,591	(55,224)
Depreciation and amortization		3,699	3,045
Increase in loan investments	C8	(2,737,226)	(3,349,562)
Increase in debt securities in investment operations portfolio		(146,618)	(8,175)
Net cash paid for derivatives		(133,777)	(560,518)
Decrease in other assets		43,652	274,854
Increase in other liabilities		502,029	439,196
Net cash used in operating activities		(421,364)	(1,597,012)
Cash flows from investing activities
Increase in investment with equity participation		(222,855)	(246,571)
Dividends received and return of capital contributions		76,811	78,896
Debt securities at amortized cost purchased in treasury investment portfolio		(16,178)	(3,152,559)
Debt securities at amortized cost matured, terminated or sold under treasury investment portfolio		62,577	27,015
(Increase)/decrease in other treasury investment		(321,510)	1,201,350
(Increase)/decrease in term deposits		(2,180,452)	1,005,900
Interest received from term deposits		60,314	103,658
Increase in intangible assets, property and equipment		(4,196)	(3,175)
Net cash used in investing activities		(2,545,489)	(985,486)
Cash flows from financing activities
Proceeds from borrowings, net	C12	17,641,327	12,454,018
Repayments of borrowings	C12	(10,877,929)	(7,142,072)
Interest payments on borrowings	C12	(1,047,585)	(908,762)
Capital contributions received	C10	46,155	26,020
Prepaid paid-in capital received		4	369
Lease payments		(341)	(331)
Net cash from financing activities		5,761,631	4,429,242
Net increase in cash and cash equivalents		2,794,778	1,846,744
Cash and cash equivalents at beginning of period		1,922,539	1,839,122
Cash and cash equivalents at end of period	C6	4,717,317	3,685,866

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

A	General Information

The Asian Infrastructure Investment Bank (the “Bank” or “AIIB”) is a multilateral development bank. By the end of year 2015, representatives from 57 founding members signed AIIB’s Articles of Agreement (the “AOA”) which entered into force on Dec. 25, 2015. The Bank commenced operations on Jan. 16, 2016. AIIB’s principal office is in Beijing, the People’s Republic of China (“China”).

As at Sep. 30, 2025, the Bank’s total approved membership is 110, of which 104 have completed the membership process and have become members of AIIB in accordance with the AOA.

AIIB’s purpose is to: (i) foster sustainable economic development, create wealth, and improve infrastructure connectivity in Asia by investing in infrastructure and other productive sectors; and (ii) promote regional cooperation and partnership in addressing development challenges by working in close collaboration with other multilateral and bilateral development institutions.

The legal status, privileges and immunities for the operation and functioning of AIIB in China are agreed in the AOA and further defined in the Headquarters Agreement between the government of the People’s Republic of China (the “Government”) and the Bank on Jan. 16, 2016.

The Bank’s first overseas office, an Interim Operational Hub (the “Hub”), was established in Abu Dhabi, the United Arab Emirates, upon the government of the United Arab Emirates (the “UAE”) and the Bank signing an agreement regarding the establishment of an office in the UAE on April 19, 2023. The Hub provides proximity to global financial centers and connectivity with the international infrastructure ecosystem, which is important in maintaining AIIB’s growth momentum.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B1	Basis of preparation

These condensed interim financial statements for the nine months ended Sep. 30, 2025 have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS Accounting Standards”): IAS 34 Interim Financial Reporting, and should be read in conjunction with the annual financial statements for the year ended Dec. 31, 2024.

The accounting policies adopted are consistent with those used in the Bank’s annual financial statements for the year ended Dec. 31, 2024. Investments at fair value through profit or loss and debt securities at amortized cost have been disaggregated by portfolios of treasury investment and investment operations. This allows for more detailed information to be provided to report users (refer to Notes C7 and C9). The comparative figures have been restated accordingly.

The preparation of financial statements in conformity with IFRS Accounting Standards requires the use of certain critical accounting estimates. It also requires management to exercise judgment in its process of applying the Bank’s accounting policies. The financial statements have been prepared on a going concern basis.

B2	New accounting pronouncements

In April 2024, the IASB issued IFRS 18 Presentation and Disclosure in Financial Statements, effective for annual reporting periods beginning on or after Jan. 1, 2027. The new standard aims to give users of financial statements more transparent and comparable information about an entity’s financial performance. The Bank is undertaking assessments of the potential impact of the new standard and amendments to the standards.

In addition to IFRS 18, the IASB issued amendments to IFRS 9 Financial Instruments and IFRS 7 Financial Instruments: Disclosures in May 2024, effective for annual reporting periods beginning on, or after, Jan.1, 2026. The amendments provide further clarification regarding the classification and measurement of financial assets and liabilities. The Bank does not expect these amendments to have a material impact on its operations or financial statements.

B3	Comparatives

The comparative date of the Condensed Statement of Financial Position is as at Dec. 31, 2024, while the comparative period of the Condensed Statement of Comprehensive Income, the Condensed Statement of Changes in Equity and the Condensed Statement of Cash Flows are from Jan. 1, 2024 to Sep. 30, 2024.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C1	Interest income and expenses

	For the nine months ended Sep. 30, 2025	For the nine months ended Sep. 30, 2024
Interest income
Loan investments (1)	1,100,189	1,152,013
Debt securities	344,830	276,364
Cash, cash equivalents, and deposits	155,698	261,224
Reverse repurchase agreements	3,879	25
Total interest income	1,604,596	1,689,626
Interest expense
Borrowings (2)	(960,143)	(871,332)
Repurchase agreements	(1,794)	—
Lease	(9)	(20)
Total interest expense	(961,946)	(871,352)
Net interest income	642,650	818,274

(1) Interest income for loan investments includes amortization of front-end fees and other incremental and directly related costs in relation to loan origination that are an integral part of the effective interest rate of those loans.

(2) Interest expense is accrued mainly based on the notional coupon rate. However, the Bank uses derivatives to manage interest rate and foreign currency risks, and hence, the actual borrowing cost for the Bank is swapped from fixed to floating rate. Please refer to Note C13 Derivatives for details.

C2	Net fee and commission income

	For the nine months ended Sep. 30, 2025	For the nine months ended Sep. 30, 2024
Loan and guarantee fees	34,169	30,690
MCDF administration fee (1)	1,715	1,647
Special Funds administration fee	1,064	349
Cofinancing service income	35	210
Total fee and commission income	36,983	32,896
Cofinancing service fee	(3,677)	(4,013)
Total fee and commission expense	(3,677)	(4,013)
Net fee and commission income	33,306	28,883

(1) According to the Governing Instrument of the Finance Facility of the Multilateral Cooperation Center for Development Finance (“MCDF Finance Facility”) and the agreement on the terms and conditions of service as the administrator (“Administrator”) of the MCDF Finance Facility, the Bank provides administrative and financial services to the MCDF Finance Facility, including hosting of the Secretariat of the Multilateral Cooperation Center for Development Finance (“MCDF”). Therefore, the Bank charges an administration fee for the services provided as the Administrator of the MCDF Finance Facility. The MCDF serves as a multilateral initiative to foster high-quality infrastructure and connectivity investments in developing economies.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C3	Net gain on financial instruments measured at fair value and foreign exchange

	For the nine months ended Sep. 30, 2025	For the nine months ended Sep. 30, 2024
Money Market Funds (Note C6)	35,569	71,683
Investments at fair value through profit or loss (Note C7)	804,812	777,683
Borrowings (Note C12)	(1,767,948)	(857,587)
Derivatives (Note C13):
- Borrowings associated	1,240,749	245,108
- Investments operations associated	(654,180)	(105,454)
- Treasury investments associated	(173,927)	31,480
Net (loss)/gain on financial instruments measured at fair value through profit or loss	(514,925)	162,913
Net foreign exchange gain (1)	670,439	113,320
Total	155,514	276,233

(1) The Bank uses derivatives to hedge net foreign currency exposures. Therefore, the net foreign exchange gains or losses arising from non-USD monetary items can be partially offset by the net gains or losses derived from derivative instruments.

C4	Impairment provision

	For the nine months ended Sep. 30, 2025	For the nine months ended Sep. 30, 2024
Loan investments	31,927	(59,659)
Debt Securities	(4,071)	4,048
Guarantees	(265)	387
Total impairment provision	27,591	(55,224)

C5	General and administrative expenses

	For the nine months ended Sep. 30, 2025	For the nine months ended Sep. 30, 2024
Staff costs	119,211	104,477
Professional service expenses	31,383	28,377
IT services	18,526	17,200
Facilities and administration expenses	14,281	13,372
Issuance cost for borrowings	10,233	8,507
Travel expenses	11,983	10,238
Others	9,890	8,412
Total general and administrative expenses	215,507	190,583

Refer to Note C19 for details of key management remuneration.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C6	Cash, cash equivalent, and deposits with banks

	Sep. 30, 2025	Dec. 31, 2024
Cash	-	-
Deposits with banks
- Demand deposits (1)	47,781	46,843
- Term deposits with initial maturity of three months or less	4,303,909	1,557,222
Money Market Funds (2)	365,627	318,474
Total cash and cash equivalents	4,717,317	1,922,539
Add: term deposits with initial maturity more than three months (3)	2,657,362	462,012
Total cash, cash equivalents, and deposits with banks	7,374,679	2,384,551

(1)	USD27.91 million of demand deposits is segregated for the externally managed portfolios (Dec. 31, 2024: USD27.51 million).

(2)	Money Market Funds

	For the nine months ended Sep. 30, 2025	For the year ended Dec. 31, 2024
As at beginning of period/year	318,474	1,150,086
Additions	18,408,400	22,317,336
Disposals	(18,396,816)	(23,230,751)
Fair value gain, net	35,569	81,803
Total Money Market Funds	365,627	318,474

Money Market Funds (“MMFs”) are rated triple-A equivalent and invest in a diversified portfolio of short-term high-quality assets. The objective of the investment is only to meet short-term cash commitments. The MMFs are subject to an insignificant risk of changes in value, with daily liquidity and an investment return comparable to normal USD denominated money market interest rates. The MMFs are exposed to credit, market and liquidity risks and are measured at fair value.

(3)

Term deposits with initial maturity more than three months have maturities up to 24 months. As at Sep. 30, 2025, USD2.66 billion of term deposits have remaining maturity within 12 months (Dec. 31, 2024: USD0.46 billion).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C7	Investments at fair value through profit or loss

	For the nine months ended Sep. 30, 2025	For the year ended Dec. 31, 2024
As at the beginning of period/year	14,538,941	16,635,658
Investment, net	627,569	(2,526,831)
Return of capital contributions	(71,157)	(95,600)
Net gain of investments	804,812	525,714
Total investments at fair value through profit or loss	15,900,165	14,538,941

Analysis of investments at fair value through profit or loss:

	Sep. 30, 2025	Dec. 31, 2024
Treasury investments
External Managers Program (a)	4,666,535	4,456,279
Debt securities (b)	8,985,530	8,150,398
Subtotal	13,652,065	12,606,677
Investment operations
Fixed income portfolio and debt securities (c)	851,287	676,804
Investment with equity participation (d)	1,396,813	1,255,460
Subtotal	2,248,100	1,932,264
Total investments at fair value through profit or loss	15,900,165	14,538,941

(a)

The Bank has engaged external asset managers to invest in portfolios of high credit quality securities (the “External Managers Program”). The portfolios are fair value measured and securities are eligible for sale.

(b)

The Bank invests mainly in debt securities of high credit quality, such as bonds, certificates of deposit and commercial papers, which are mostly actively managed within treasury investment portfolio. The debt securities are measured at fair value through profit or loss.

(c)

The Bank has engaged an external asset manager to invest in a fixed-income portfolio, which is to develop the climate bond markets in Asia, composed of labeled green bonds and unlabeled climate-aligned bonds. Separately, the Bank also invests in securities for infrastructure and development purposes in its investment operations portfolio.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C7	Investments at fair value through profit or loss (Continued)

(d)	The Bank holds investments with equity participation which includes limited partnership funds (“LP Funds”), trust, associates through venture capital and others.

LP Funds are managed by the general partners, who manage all investments on behalf of the limited partners. The Bank, along with other investors, has entered into LP Funds as a limited partner.

As at Sep. 30, 2025, the Bank held USD122.49 million investments in associates through venture capital (Dec. 31, 2024: USD124.54 million), which are measured at fair value through profit or loss in accordance with IFRS 9 by applying the exemption from adopting the equity method under IAS 28. For the nine months ended Sep. 30, 2025, these investments recorded a fair value gain of USD2.51 million, which is included in Note C3 (for the nine months ended Sep. 30, 2024: fair value gain of USD9.93 million).

The total remaining capital commitment amount for investments with equity participation has no significant change as at Sep. 30, 2025 compared to Dec. 31, 2024. The investments with equity participation do not have a fixed exit date.

Please refer to Note C19 for the transactions with associates through venture capital.

C8	Loan investments, loan commitments and related ECL allowance

Loan investments	Sep. 30, 2025	Dec. 31, 2024
Gross carrying amount	29,572,568	26,835,342
ECL allowance	(229,558)	(198,277)
Net carrying amount	29,343,010	26,637,065

Loan investments are carried at amortized cost. At initial recognition, loan investments are measured at fair value using the assumptions market participants of either sovereign-backed or nonsovereign-backed projects would use when pricing the loan assets. The market where the Bank enters into such transactions is considered to be the principal market. The transaction price normally represents the fair value of loans at their initial recognition.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C8	Loan investments, loan commitments and related ECL allowance (Continued)

All sovereign-backed loans to eligible members are subject to the same pricing, taking into account the “preferred creditor status” and other terms giving the Bank rights more favorable than those available to commercial creditors. The Bank applies commercial pricing practices to nonsovereign-backed loans. The Bank has no intention to sell sovereign-backed loans, nor does it believe there is a secondary market for such loans.

The Bank began offering variable spread loans in 2019 where the lending rate consists of a variable reference rate and a variable spread. The variable spread consists of a fixed contractual lending spread and maturity premium along with a variable borrowing cost margin. The reference rate and the borrowing cost margin are determined at each interest rate reset date and are applicable for the following six months. The borrowing cost margin is based on the cost of the underlying funding for these loans at the time of the reset. As at Sep. 30, 2025, USD20,668.3 million of the total carrying amount of the Bank’s loans are variable spread loans (Dec. 31, 2024: USD18,687.9 million).

As at Sep. 30, 2025, USD2,277.1 million of the total carrying amount matures within 12 months (Dec. 31, 2024: USD1,823.0 million).

The following table sets out overall information about the credit quality of loan investments and undrawn loan commitments for effective contracts as at Sep. 30, 2025. The gross amounts of loans are net of the transaction costs and fees that are capitalized through the effective interest method, or EIR method. Loan commitment is recorded based on the legal obligation of the Bank to provide the financing, for which the Bank does not have the full discretion to withdraw.

	Sep. 30, 2025	Dec. 31, 2024
Loan investments, gross carrying amount	29,572,568	26,835,342
Undrawn loan commitments	15,340,009	13,005,442

	44,912,577	39,840,784
Total ECL allowance (a)	(230,638)	(198,712)

	44,681,939	39,642,072

(a)	As at Sep. 30, 2025, the total ECL allowance related to undrawn loan commitments is USD1.08 million (Dec. 31, 2024: USD0.44 million), and is presented as a provision in Note C14.

For the nine months ended Sep. 30, 2025, the impairment provision charged on loan investments and undrawn loan commitments were USD31.93 million (impairment provision released for the nine months ended Sep. 30, 2024: USD59.66 million), as disclosed in Note C4.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C9	Debt securities at amortized cost

	Sep. 30, 2025	Dec. 31, 2024
Treasury investments
Externally managed fixed income portfolio (a)	351,085	413,661
Internally managed fixed income portfolio (b)	10,647,799	10,631,623
ECL allowance	(1,664)	(2,808)
Subtotal	10,997,220	11,042,476
Investment operations
Investment operations bond portfolios (c)	775,194	722,185
ECL allowance	(8,029)	(16,172)
Subtotal	767,165	706,013
Net carrying amount	11,764,385	11,748,489

(a)

The Bank engaged an external asset manager to invest in a treasury investment portfolio of high credit quality securities. The portfolio adopts a hold-to-maturity business strategy. The debt securities are initially recognized at fair value and subsequently measured at amortized cost.

(b)

The Bank has an internally managed treasury investment portfolio of high credit quality debt securities. The portfolio adopts a hold-to-maturity business strategy. The debt securities are initially recognized at fair value and subsequently measured at amortized cost.

(c)

The Bank has invested in a fixed income debt securities investment portfolio which comprises Asian infrastructure-related bonds and other investments of debt securities through private placements. The debt securities are initially recognized at fair value and subsequently measured at amortized cost.

For the nine months ended Sep. 30, 2025, USD4.82 million net investment loss was recognized as a result of disposal of certain debt securities in the portfolios (for the nine months ended Sep. 30, 2024: USD0.18 million).

Debt securities at amortized cost are subject to credit losses estimated by applying an ECL model, assessed on a forward-looking basis. As at Sep. 30, 2025, ECL allowances of USD8.03 million and USD1.66 million have been provided respectively to debt securities in investment operations and treasury investment portfolio (Dec. 31, 2024: USD16.17 million and USD2.81 million respectively).

As at Sep. 30, 2025, USD3,173.43 million of the gross carrying amount matures within 12 months (Dec. 31, 2024: USD2,858.41 million).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C10	Paid-in capital receivables

According to the AOA, payments for paid-in capital (refer to Note C15) are due in five installments, with the exception of members considered as less developed economies, who may pay in ten installments. Paid-in capital receivables represent amounts due from members in respect of paid-in capital. These amounts are initially recognized at fair value and subsequently measured at amortized cost. The fair value discount is accreted through income using the effective interest method. For the nine months ended Sep. 30, 2025, a total discount of USD0.55 million (for the nine months ended Sep. 30, 2024: USD0.09 million) has been debited to the reserve. An amount of USD0.18 million (for the nine months ended Sep. 30, 2024:USD0.53 million) has been accreted through income in the current year.

As at Sep. 30, 2025, overdue contractual undiscounted paid-in capital receivables, amounting to USD290.14 million (Dec. 31, 2024: USD218.35 million) (Note C15), are not considered impaired.

As at Sep. 30, 2025, USD299.64 million (Dec. 31, 2024: USD226.77 million) of the paid-in capital balance is due within 12 months.

	For the nine months ended Sep. 30, 2025	For the year ended Dec. 31, 2024
As at the beginning of period/year	234,336	262,637
Paid-in capital receivables originated	116,352	2,010
Contributions received	(46,155)	(30,777)
Transfer from prepaid paid-in capital to contribution	(300)	(200)
Accretion to profit or loss	181	666
Total paid-in capital receivable	304,414	234,336

C11	Other assets

	Sep. 30, 2025	Dec. 31, 2024
Receivable for unsettled trades	428,825	100,918
Cash collateral receivable (Note C13)	243,627	614,349
Prepayments	8,468	8,729
Receivable for Special Funds and MCDF administration fees	2,420	2,756
Others	2,432	1,879
Total other assets	685,772	728,631

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C12	Borrowings

	Sep. 30, 2025	Dec. 31, 2024
Borrowings carried at fair value	37,389,726	31,597,860
Borrowings carried at amortized cost	3,882,605	1,355,939
Total borrowings	41,272,331	32,953,799

The Bank raises funds through various markets to support its operations and enhance its presence in the key capital markets which provide the Bank with cost-efficient funding levels. The Bank’s debt issuance programs include the SEC-registered Shelf, Global Medium-Term Notes Programme, Australian Dollar and New Zealand Dollar Debt Issuance Programme, Renminbi Bond Issuance Program, and Euro Commercial Paper Programme (the “ECP”). Among these funding sources, the SEC-registered fixed-rate global notes have been the primary program of the Bank’s borrowing activities. These funding initiatives have enabled the Bank to access diverse sources of capital and strengthen its financial position.

The following table sets out the details of the outstanding amount by denominated currency.

Denominated currency	Sep. 30, 2025	Dec. 31, 2024
USD	23,638,498	19,669,284
GBP	5,129,667	4,081,553
EUR	4,824,920	2,875,429
CNY	2,962,095	2,696,075
AUD	1,356,422	931,979
INR	1,219,458	1,070,727
HKD	1,147,012	760,550
CHF	396,535	244,061
MXN	242,099	120,519
Others	355,625	503,622
Total	41,272,331	32,953,799

Borrowings that are paired with swaps are designated as financial liabilities at fair value through profit or loss. The designation significantly reduces accounting mismatches that would otherwise arise if the borrowings were carried at amortized cost while the related swaps are carried at fair value. Interest from borrowings is calculated based on outstanding balances of the borrowings and coupon rates and presented as interest expense in the Statement of Comprehensive Income.

Floating rate notes and ECP are carried at amortized cost with interest expenses recognized under the effective interest rate method.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C12	Borrowings (Continued)

The fair value changes for financial liabilities that are designated as at fair value through profit or loss that are attributable to changes in the Bank’s own credit risk, are recognized in other comprehensive income in accordance with the requirements of IFRS 9. Fair value movements attributable to changes in the Bank’s own credit risk are determined using the mark-to-market approach by applying an observable own credit spread curve to the Bank’s exposure at the reporting date.

For the nine months ended Sep. 30, 2025, the fair value gain attributable to changes in the Bank’s own credit risk included in the other comprehensive income amounted to USD125.67 million (for the nine months ended Sep. 30, 2024: fair value loss of USD143.54 million).

The following table sets out information about changes in liabilities arising from borrowing activities, including changes arising from cash flows and non-cash changes.

	For the nine months ended Sep. 30, 2025	For the year ended Dec. 31, 2024
As at beginning of period/year	32,953,799	30,528,131
Changes arising from cash flows
- Proceeds from borrowings, net	17,641,327	14,047,018
- Repayment of borrowings	(10,877,929)	(11,655,017)
- Interest payments	(1,047,585)	(1,071,831)
- Issuance cost for borrowings	10,233	9,047
Non-cash changes
- Accrued interest	950,210	1,149,257
- Changes in fair value included in the other comprehensive income	(125,672)	142,012
- Changes in fair values included in profit or loss (Note C3)	1,767,948	(194,818)
Total borrowings	41,272,331	32,953,799

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C13	Derivatives

As at Sep. 30, 2025, the Bank has entered into several interest rate swap, foreign exchange forward and cross currency swap contracts. The Bank makes use of derivatives primarily to hedge the Bank’s borrowings, so as to convert issuance proceeds into the currency and interest rate structure sought by the Bank. The Bank also uses derivatives to manage the net interest rate and foreign exchange risks arising from its financial assets including, but not limited to, loans, certificates of deposit and bond investments.

Derivative contracts are financial instruments valued at each reporting date using valuation techniques that consider observable market data such as yield curves, interest rates, and foreign currency rates. Net interest paid or received on these derivative contracts is included within the net gain on financial instruments.

The following table sets out the contractual notional amounts and fair values of the derivatives as at Sep. 30, 2025 and Dec. 31, 2024. The payments under each of the derivative contracts are subject to enforceable master netting arrangements.

	As at Sep. 30, 2025
	Contractual notional	Fair value
	amount	Assets	Liabilities
Derivatives
Interest rate swaps	32,227,026	215,309	106,660
Cross currency swaps	25,437,609	941,828	850,963
FX forwards	2,558,319	11,623	8,241
Total derivatives	60,222,954	1,168,760	965,864

	As at Dec. 31, 2024
	Contractual notional	Fair value
	amount	Assets	Liabilities
Derivatives
Interest rate swaps	29,233,488	186,848	365,326
Cross currency swaps	21,170,690	573,143	800,848
FX forwards	2,202,738	72,070	9,411
Total derivatives	52,606,916	832,061	1,175,585

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C13	Derivatives (Continued)

The table below presents the undiscounted cash flows in/(out) of the derivatives the Bank has entered into as at Sep. 30, 2025 and Dec. 31, 2024.

	As at Sep. 30, 2025
	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total
Total Derivatives
Interest rate swaps	(129,444)	(89,364)	172,095	199,920	56,608	209,815
Gross settling cross currency swaps - inflow	160,645	2,052,670	4,453,102	16,533,183	6,715,176	29,914,776
Gross settling cross currency swaps - outflow	(155,932)	(2,097,596)	(4,292,563)	(16,399,862)	(6,389,815)	(29,335,768)
Gross settling FX forwards - inflow	711,428	1,140,965	704,931	-	-	2,557,324
Gross settling FX forwards - outflow	(712,982)	(1,137,824)	(699,839)	-	-	(2,550,645)
Total derivatives	(126,285)	(131,149)	337,726	333,241	381,969	795,502

	As at Dec. 31, 2024
	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total
Total Derivatives
Interest rate swaps	(4,530)	21,557	(254,470)	56,429	(1,519)	(182,533)
Gross settling cross currency swaps - inflow	418,330	424,420	4,273,174	15,688,201	3,926,744	24,730,869
Gross settling cross currency swaps - outflow	(407,752)	(425,956)	(4,328,376)	(15,440,357)	(3,843,978)	(24,446,419)
Gross settling FX forwards - inflow	548,271	754,050	816,476	-	-	2,118,797
Gross settling FX forwards - outflow	(534,221)	(736,215)	(775,191)	-	-	(2,045,627)
Total derivatives	20,098	37,856	(268,387)	304,273	81,247	175,087

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C13	Derivatives (Continued)

The Bank requires collateral in the form of cash against the exposures to derivative counterparties. The Bank records cash collateral in respect of the interest rate swaps and cross currency swaps based on the fair value of the swaps. This amount is presented separately in the Bank’s Statement of Financial Position as the cash flows are not applied towards the settlement of net interest payments. The collateral would only be applied against amounts due in the event that some or all the corresponding swaps are terminated early, including, but not limited to, as a result of a default by the relevant counterparty. As at Sep. 30, 2025, the Bank has received cash collateral of USD429.71 million (Note C14) (Dec. 31, 2024: USD264.36 million) from the swap counterparties and has paid cash collateral of USD243.63 million (Note C11) (Dec. 31, 2024: USD614.35 million) to the swap counterparties.

Due to the collateral arrangements in the Bank’s derivatives contracts, the counterparty valuation adjustment (“CVA”) and debt valuation adjustment (“DVA”) do not have a material impact on the derivative valuations as at Sep. 30, 2025 and Dec. 31, 2024.

The contractual notional amounts of the derivatives and carrying amount of the hedged financial instruments are as follows. The Bank’s risk exposures have been well hedged. Therefore, the profit and loss are effectively managed on a net basis.

	As at Sep. 30, 2025		As at Dec. 31, 2024
	Contractual notional amount of derivative	Gross carrying amount of economically hedged financial instruments	Contractual notional amount of derivative	Gross carrying amount of economically hedged financial instruments
Borrowings related hedge	37,591,724	37,389,726	36,211,901	31,597,860
Loans related hedge	7,882,429	6,905,842	6,481,437	6,307,348
Debt securities related hedge in investment operations portfolio	1,021,419	1,003,955	617,847	585,619

Derivatives with notional amount of USD13,727.38 million are under the management of treasury investment portfolio (Dec. 31, 2024: USD9,295.73 million).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C14	Other liabilities

	Sep. 30, 2025	Dec. 31, 2024
Payable for unsettled trades	511,811	120,698
Cash collateral payable (Note C13)	429,708	264,357
Deferred interest (Note C19)	38,262	39,087
Accrued expenses	27,120	35,187
Staff cost payable	12,733	6,929
Financial guarantee liabilities	9,049	10,997
Provision for loan and debt securities	1,542	435
Lease liability	150	481
Bank overdrafts	-	48,306
Others	1,021	2,377
Total other liabilities	1,031,396	528,854

C15	Share capital

	Sep. 30, 2025	Dec. 31, 2024
Authorized capital	100,000,000	100,000,000
- Allocated
- Subscribed	97,622,200	97,037,800
- Unsubscribed	389,800	974,200
- Unallocated	1,988,000	1,988,000
Total authorized capital	100,000,000	100,000,000
Subscribed capital	97,622,200	97,037,800
Less: callable capital	(78,097,800)	(77,630,300)
Paid-in capital	19,524,400	19,407,500
Paid-in capital comprises:
- amounts received	19,219,201	19,172,747
- amount due but not yet received	290,136	218,353
- amount not yet due	15,063	16,400
Total paid-in capital	19,524,400	19,407,500

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C15	Share capital (Continued)

In accordance with Articles 4 and 5 of the AOA, the initial authorized capital stock of the Bank is USD100 billion, divided into 1,000,000 shares, which shall be available for subscription only by members.

The original authorized capital stock is divided into paid-in shares and callable shares, with paid-in shares having an aggregate par value of USD20 billion and callable shares having an aggregate par value of USD80 billion.

Payment of the amount subscribed to the callable capital stock of the Bank shall be subject to call only as and when required by the Bank to meet its liabilities. Calls on unpaid subscriptions shall be uniform in percentage on all callable shares.

In accordance with Article 37 of the AOA, any member may withdraw from the Bank at any time by delivering a notice in writing to the Bank at its principal office. A withdrawing member remains liable for all direct and contingent obligations to the Bank to which it was subject at the date of delivery of the withdrawal notice. At the time an economy ceases to be a member, the Bank shall arrange for the repurchase of such economy’s shares by the Bank as a part of the settlement of accounts with such economy.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C15	Share capital (Continued)

Member	Total share	Subscribed capital	Callable capital	Paid-in capital
Afghanistan	866	86,600	69,300	17,300
Algeria	50	5,000	4,000	1,000
Argentina	50	5,000	4,000	1,000
Armenia	374	37,400	29,900	7,500
Australia	36,912	3,691,200	2,953,000	738,200
Austria	5,008	500,800	400,600	100,200
Azerbaijan	2,541	254,100	203,300	50,800
Bahrain	1,036	103,600	82,900	20,700
Bangladesh	6,605	660,500	528,400	132,100
Belarus	641	64,100	51,300	12,800
Belgium	2,846	284,600	227,700	56,900
Benin	50	5,000	4,000	1,000
Brazil	50	5,000	4,000	1,000
Brunei Darussalam	524	52,400	41,900	10,500
Cambodia	623	62,300	49,800	12,500
Canada	9,954	995,400	796,300	199,100
Chile	100	10,000	8,000	2,000
China	297,804	29,780,400	23,824,300	5,956,100
Cook Islands	5	500	400	100
Croatia	50	5,000	4,000	1,000
Cyprus	200	20,000	16,000	4,000
Côte d’Ivoire	50	5,000	4,000	1,000
Denmark	3,695	369,500	295,600	73,900
Djibouti	5	500	400	100
EI Salvador	50	5,000	4,000	1,000
Ecuador	50	5,000	4,000	1,000
Egypt	6,505	650,500	520,400	130,100
Ethiopia	458	45,800	36,600	9,200
Fiji	125	12,500	10,000	2,500
Finland	3,103	310,300	248,200	62,100
France	33,756	3,375,600	2,700,500	675,100
Georgia	539	53,900	43,100	10,800
Germany	44,842	4,484,200	3,587,400	896,800
Ghana	50	5,000	4,000	1,000
Greece	100	10,000	8,000	2,000
Guinea	50	5,000	4,000	1,000
Hong Kong, China	7,651	765,100	612,100	153,000
Hungary	1,000	100,000	80,000	20,000
Iceland	176	17,600	14,100	3,500
India	83,673	8,367,300	6,693,800	1,673,500

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C15	Share capital (Continued)

Member	Total share	Subscribed capital	Callable capital	Paid-in capital
Indonesia	33,607	3,360,700	2,688,600	672,100
Iran	15,808	1,580,800	1,264,600	316,200
Iraq	250	25,000	20,000	5,000
Ireland	1,313	131,300	105,000	26,300
Israel	7,499	749,900	599,900	150,000
Italy	25,718	2,571,800	2,057,400	514,400
Jordan	1,192	119,200	95,400	23,800
Kazakhstan	7,293	729,300	583,400	145,900
Kenya	50	5,000	4,000	1,000
Korea	37,387	3,738,700	2,991,000	747,700
Kuwait	5,360	536,000	428,800	107,200
Kyrgyz Republic	268	26,800	21,400	5,400
Lao PDR	430	43,000	34,400	8,600
Liberia	50	5,000	4,000	1,000
Libya	526	52,600	42,100	10,500
Luxembourg	697	69,700	55,800	13,900
Madagascar	50	5,000	4,000	1,000
Malaysia	1,095	109,500	87,600	21,900
Maldives	72	7,200	5,800	1,400
Malta	136	13,600	10,900	2,700
Mauritania	50	5,000	4,000	1,000
Mongolia	411	41,100	32,900	8,200
Morocco	50	5,000	4,000	1,000
Myanmar	2,645	264,500	211,600	52,900
Nauru	5	500	400	100
Nepal	809	80,900	64,700	16,200
Netherlands	10,313	1,031,300	825,000	206,300
New Zealand	4,615	461,500	369,200	92,300
Norway	5,506	550,600	440,500	110,100
Oman	2,592	259,200	207,400	51,800
Pakistan	10,341	1,034,100	827,300	206,800
Papua New Guinea	50	5,000	4,000	1,000
Peru	1,546	154,600	123,700	30,900
Philippines	9,791	979,100	783,300	195,800
Poland	8,318	831,800	665,400	166,400
Portugal	650	65,000	52,000	13,000
Qatar	6,044	604,400	483,500	120,900
Romania	1,530	153,000	122,400	30,600
Russia	65,362	6,536,200	5,229,000	1,307,200
Rwanda	50	5,000	4,000	1,000

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C15	Share capital (Continued)

Member	Total share	Subscribed capital	Callable capital	Paid-in capital
Samoa	21	2,100	1,700	400
Saudi Arabia	25,446	2,544,600	2,035,700	508,900
Serbia	50	5,000	4,000	1,000
Singapore	2,500	250,000	200,000	50,000
Solomon Islands	5	500	400	100
South Africa	50	5,000	4,000	1,000
Spain	17,615	1,761,500	1,409,200	352,300
Sri Lanka	2,690	269,000	215,200	53,800
Sudan	590	59,000	47,200	11,800
Sweden	6,300	630,000	504,000	126,000
Switzerland	7,064	706,400	565,100	141,300
Tajikistan	309	30,900	24,700	6,200
Thailand	14,275	1,427,500	1,142,000	285,500
Timor-Leste	160	16,000	12,800	3,200
Togo	50	5,000	4,000	1,000
Tonga	12	1,200	1,000	200
Tunisia	50	5,000	4,000	1,000
Türkiye	26,099	2,609,900	2,087,900	522,000
United Arab Emirates	11,857	1,185,700	948,600	237,100
United Kingdom	30,547	3,054,700	2,443,800	610,900
Uruguay	50	5,000	4,000	1,000
Uzbekistan	2,198	219,800	175,800	44,000
Vanuatu	5	500	400	100
Viet Nam	6,633	663,300	530,600	132,700
Total	976,222	97,622,200	78,097,800	19,524,400

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C16	Reserves

Based on Article 18.1 of the AOA, the Board of Governors shall determine at least annually what part of the net income of the Bank shall be allocated, after making provision for reserves, to retained earnings or other purposes and what part, if any, shall be distributed to the members.

C17	Distributions

Retained earnings as at Sep. 30, 2025 are USD3,827.76 million (Dec. 31, 2024: USD3,244.21 million). For the nine months ended Sep. 30, 2025, USD0.18 million (for the nine months ended Sep. 30, 2024: USD0.53 million) of retained earnings has been transferred to the reserve for accretion of the paid-in capital receivables.

No dividends were declared during the reporting period.

C18	Unconsolidated structured entities

Special Funds established and administered by the Bank based on Article 17.1 of the AOA are unconsolidated structured entities for accounting purposes. Consistent with Article 10 of the Bank’s AOA, the resources of the Special Funds shall at all times and in all respects be held, used, committed, invested or otherwise disposed of entirely separately from the Bank’s ordinary resources.

The Project Preparation Special Fund

The objective of the Project Preparation Special Fund is to support and facilitate preparatory activities during the preparation and early implementation of projects, on a grant basis, for the benefit of one or more members of the Bank that, at the time when the decision to extend the grant is made by the Bank, are classified as recipients of financing from the International Development Association (“IDA”), and other members of the Bank with substantial development needs and capacity constraints.

The resources of the Project Preparation Special Fund consist of: (a) amounts accepted from any member of the Bank, any of its political or administrative sub-divisions, or any entity under the control of the member or such sub-divisions or any other economy, entity or person approved by the President that may become a contributor to the Special Funds; (b) income derived from investment of the resources of the Special Funds; and (c) funds reimbursed to the Special Funds, if any.

The full cost of administering the Project Preparation Special Fund is charged to the Project Preparation Special Fund. The Bank charges an administration fee based on the principle of full cost recovery on the contribution amount received by the Project Preparation Special Fund, and the Project Preparation Special Fund bears all expenses appertaining directly to operations financed from the resources of the Project Preparation Special Fund.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C18	Unconsolidated structured entities (Continued)

As at Sep. 30, 2025, the Project Preparation Special Fund aggregate contributions received amounted to USD129 million (Dec. 31, 2024: USD128 million). For the nine months ended Sep. 30, 2025, fees recognized as income amounted to USD0.01 million (for the nine months ended Sep. 30, 2024: USD0.17 million).

The Special Fund Window for Less Developed Members (the “Special Fund Window”)

The Special Fund Window provides interest rate buy-down to eligible sovereign-backed financing aligned with AIIB’s Corporate Strategy in eligible members according to the approved Rules and Regulations. The Special Fund Window is funded by the amounts transferred by the Bank from its Project Preparation Special Fund and voluntary contributions from the Bank’s Members.

The full cost of administering the Special Fund Window is charged to the Special Fund Window. The Bank charges an administration fee based on the principle of full cost recovery on the contribution amount received by the Special Fund Window, and the Special Fund Window bears all expenses appertaining directly to operations financed from the resources of the Special Fund Window.

For the nine months ended Sep. 30, 2025, fees recognized as income amounted to USD0.74 million (for the nine months ended Sep. 30, 2024: USD0.03 million).

As at Sep. 30, 2025, USD0.68 million of administration fee receivable by the Bank (Dec. 31, 2024: USD0.61 million), and the interest rate buy-down balance for eligible sovereign-backed loans from the Special Fund Window amounted to USD38.26 million (Dec. 31, 2024: USD39.09 million) (Note C14).

AIIB Project-Specific Window

On March 19, 2024, the Bank established the Project-Specific Window for the Bank to accept, manage and disburse external grants for the co-financing of eligible projects in the Bank’s low- and middle-income members and small island members as defined in the Rules and Regulations of the AIIB Project-Specific Window.

The resource of the Project-Specific Window consists of contributions from eligible contributors to co-finance specific eligible projects approved by the contributors. Contributions received will be channeled and disbursed to the approved specific projects. The full cost of administration shall be charged to the Project-Specific Window.

The full cost of administering the Project-Specific Window is charged to the Project-Specific Window. The Bank charges an administration fee based on the principle of full cost recovery on the contribution amount received by the Project-Specific Window, and the Project-Specific Window bears all expenses appertaining directly to operations financed from the resources of the Project-Specific Window.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C18	Unconsolidated structured entities (Continued)

For the nine months ended Sep. 30, 2025, fees recognized as income amounted to USD0.16 million (for the nine months ended Sep. 30, 2024: none).

As at Sep. 30, 2025, there was no administration fee receivable by the Bank (Dec. 31, 2024: none).

AIIB External Special Funds

Special Fund resources received by AIIB in its role as implementing entity of multilateral partnership facilities are considered as AIIB External Special Funds collectively. AIIB became the Global Infrastructure Facility Technical Partner (“GIF TP”) on June 23, 2021 after executing the Financial Procedures Agreement; the MCDF Implementing Partner (“MCDF IP”) on Aug. 9, 2021 after executing the Implementing Partner Agreement; the Pandemic Prevention, Preparedness and Response Trust Fund Implementing Entity (“PPR IE”) on Feb. 10, 2023 after executing the Financial Procedures Agreement; and the Green Climate Fund Accredited Entity (“GCF AE) on June 25, 2025 after executing the Accreditation Master Agreement. Resources from the multilateral partnership facilities are administered in separate External Special Funds.

The Bank is not obliged to provide financial support to the Special Funds.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C19	Related party transactions

Parties are generally considered to be related if the parties are under common control, or one party has the ability to control the other party or can exercise significant influence over the other party in making financial or operational decisions. In considering each possible related party relationship, attention is directed to the substance of the relationship, not merely to the legal form.

Major outstanding balances with related parties are as follows:

	Sep. 30, 2025			Dec. 31, 2024
	China related entities	Key management personnel	Other related parties	China related entities	Key management personnel	Other related parties
Loan investments	1,795,803	-	-	1,525,013	-	-
LP Fund	75,524	-	-	71,798	-	-
Equity and debt security investments in/or related to associates through venture capital	-	-	203,706	-	-	183,097
Other assets	-	-	675	-	-	611
Staff loan	-	50	-	-	13	-
Other liabilities	-	-	38,263	-	-	39,087

The income and expense items affected by transactions with related parties are as follows:

	For the nine months ended Sep. 30, 2025			For the nine months ended Sep. 30, 2024
	China related entities	Key management personnel	Other related parties	China related entities	Key management personnel	Other related parties
Income from loan investments	52,837	-	-	55,878	-	-
Net gain/(loss) on LP fund	3,613	-	-	(2,812)	-	-
Net gain on equity and debt security investments in/or related to associates through venture capital	-	-	6,047	-	-	16,207
Income from staff loan	-	2	-	-	2	-
Income from Special Funds (Administration Fee)	-	-	916	-	-	200

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C19	Related party transactions (Continued)

Shareholder with significant influence

The Bank considers China as the member that has a significant influence over the Bank’s financial and operating policies through its ability to exercise its voting powers in the Board. As at Sep. 30, 2025 the Government of China (the “Government”) owned approximately 30.51% of the paid-in capital of the Bank (Dec. 31, 2024: approximately 30.69%).

The Bank enters into transactions with enterprises ultimately controlled by the Government (State-owned Entities), including but not limited to, lending, debt securities, equity and fund investments, deposits and interbank placements, goods and services.

The Bank considers the transactions with China state-owned entities are activities conducted in the ordinary course of business, and the dealings of the Bank have not been significantly or unduly affected by the fact that these entities are ultimately controlled by the Government.

Significant transactions with China related entities are as follow:

(1)	Loan investments

The Bank has loan facilities to nonsovereign borrowers that are ultimately controlled by State-owned Entities with a total outstanding balance of USD224.08 million as at Sep. 30, 2025 (Dec. 31, 2024: USD221.1 million). The Bank entered into the agreements with the borrowers in the ordinary course of business under normal commercial terms and at market rates.

The Bank has sovereign-backed facilities to China with a total outstanding balance of USD1,571.72 million equivalent as at Sep. 30, 2025 (Dec. 31, 2024: USD1,303.91 million). The Bank’s standard interest rate for sovereign-backed loans has been applied.

(2)	LP Fund

In July 2019, the Bank approved a USD75 million investment into a limited partnership fund organized under the laws of Hong Kong, China and subscribed to an interest therein in November 2019. In addition to the Bank, the Government and other entities related therewith are also limited partners of the Fund. The Bank will not take part in the management of the Fund. As at Sep. 30, 2025, the fair value of the Bank’s interest in the Fund is USD75.52 million (Dec. 31, 2024: USD71.80 million).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C19	Related party transactions (Continued)

Transactions with other related parties are as follows:

(1)	Equity and debt security investments in/or related to associates

The fair value of the Bank’s interest in the investment in associates through venture capital is USD122.49 million. As at Sep. 30, 2025, the Bank holds USD81.21 million of infrastructure asset-backed securities issued by one associate.

(2)	Transactions with Special Funds

As at Sep. 30, 2025, other assets include a receivable from Special Fund Window for the administration fee of USD0.68 million (Dec. 31, 2024: USD0.61 million).

As at Sep. 30, 2025, the interest rate buy-down balance from Special Fund Window was USD38.26 million (Dec. 31, 2024: USD39.09 million).

Key management personnel

Key management personnel are those persons who have the authority and responsibility to plan, direct and control the activities of the Bank. Key management personnel of the Bank is defined as the members of the Bank’s Executive Committee, that is, in accordance with the Terms of Reference of the Executive Committee dated Jan. 5, 2022, the President, the Vice Presidents, the General Counsel, the Chief Risk Officer, the Chief Financial Officer and the Chief Economist. On Jan. 1, 2025, leadership positions of the Investment Client Units are titled as Chief Investment Officers. The Chief Investment Officers are members of the Bank’s Executive Committee. On Sep. 1, 2025, the Chief Partnerships Officer was included as a member of the Bank’s Executive Committee.

For the nine months ended Sep. 30, 2025 and the nine months ended Sep. 30, 2024, other than loan granted to key management personnel as disclosed above, the Bank has no material transactions with key management personnel.

The compensation of key management personnel for the nine months ended Sep. 30, 2025 comprises short-term employee benefits of USD3.41 million (for the nine months ended Sep. 30, 2024: USD3.30 million) and defined contribution plans of USD0.68 million (for the nine months ended Sep. 30, 2024: USD0.66 million).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C19	Related party transactions (Continued)

Use of office building

In accordance with Article 5 of the Headquarters Agreement, Government will provide a permanent office building (“Permanent Premises”) and temporary office accommodation to the Bank, free of charge. The Permanent Premises and temporary office accommodation are provided to the Bank for the purposes of carrying out its Official Activities, as defined in Article 1(k) of the Headquarters Agreement. The Bank does not have legal ownership of the Permanent Premises. Please refer to Headquarters Agreement disclosed on public domain of AIIB website.

The provision of the Permanent Premises and temporary office accommodation is not subject to any consideration payable by the Bank, or any conditions relating to the Bank’s lending or investing activities. The Bank, however, remains responsible for the management of the Premises and/or for the associated costs, including that of utilities and services.

On June 1, 2020, the Bank officially moved to the Permanent Premises. The temporary office was returned to the Government on June 5, 2020.

The Permanent Premises of the Bank are located at Towers A and B, Asia Financial Center, No.1 Tianchen East Road, Chaoyang District, Beijing 100101 and, as of the reporting date, provides the Bank with approximately 110,866 square meters of office space and associated facilities and equipment.

On Sep. 11, 2019, the People’s Government of Tianjin Municipality (the “Tianjin Municipality”) and the Bank entered into a Memorandum of Understanding (the “MOU”), in accordance with Article 5 of the Headquarters Agreement, to set out the arrangements regarding the premises of the Bank as its backup business office in Tianjin (the “Tianjin Premises”). Specifically, according to the MOU, Tianjin Municipality will provide the Tianjin Premises to the Bank for its use, free of charge, similar to the arrangements for the Permanent Premises.

On March 31, 2021, Tianjin Municipality officially handed over the Tianjin Premises to the Bank. The Tianjin Premises are located at Level 25, Level 26, 3-14, No. 681, Ronghe Road, Binhai New Area, Tianjin, and provide the Bank with approximately 4,258 square meters of office space.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C20	Segment reporting

The Bank has only one reportable segment since financial results are reviewed and resource allocation decisions are made at the entity level.

The table below illustrates the geographic distribution of the Bank’s loan and guarantee revenue by destination for the nine months ended Sep. 30, 2025, and Sep. 30, 2024.

Loan and guarantee revenue comprises loan interest income, loan commitment fee, guarantee fees and other service fees.

	For the nine months ended Sep. 30, 2025			For the nine months ended Sep. 30, 2024
Region	Sovereign - backed loans and guarantees	Nonsovereign -backed loans	Total	Sovereign -backed loans and guarantees	Nonsovereign - backed loans	Total
Central Asia	93,028	17,566	110,594	95,563	14,292	109,855
Eastern Asia	55,990	10,687	66,677	59,436	10,130	69,566
Southeastern Asia	242,678	20,302	262,980	231,765	19,852	251,617
Southern Asia	404,127	21,704	425,831	426,131	18,883	445,014
Western Asia	149,201	47,450	196,651	177,168	57,592	234,760
Oceania	4,276	-	4,276	5,674	-	5,674
Other Regional	-	13,386	13,386	-	12,589	12,589
Total Regional	949,300	131,095	1,080,395	995,737	133,338	1,129,075
Total Non-Regional	38,728	15,235	53,963	40,630	12,998	53,628
Total	988,028	146,330	1,134,358	1,036,367	146,336	1,182,703

C21	Events after the end of the reporting period

There have been no other material events since the reporting date that would require disclosure or adjustment to these financial statements.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D1	Overview

The Bank adopts a proactive and comprehensive approach to risk management that is instrumental to the Bank’s financial viability and success in achieving its mandate. The ability to identify, mitigate and manage risk begins with the Bank’s policies established with a strong risk culture. In addition to establishing appropriate risk parameters and a thorough and robust project review and monitoring process, the risk management function provides independent oversight of credit and other investment risk, market risk, liquidity risk, counterparty credit risk, model risk, operational risk, and compliance risk in the Bank’s activities. It is also designed to manage assets and liabilities to minimize the volatility in its equity value and to maintain sufficient liquidity.

For further information, please refer to the accompanying notes D Financial Risk Management included in the Bank’s financial statements for the year ended Dec. 31, 2024.

D2	Credit and other investment risks

Credit quality analysis

Except for loan investments, debt securities and issued guarantee commitments, other financial assets are paid-in capital receivables, deposits with banks and MMFs, for which the credit risk is not material.

The following table sets out the debt securities at amortized cost, loans and undrawn loan commitments for sovereign-backed loans, nonsovereign-backed loans exclusive of any received sovereign guarantees, with their respective ECL allowance balance as at Sep. 30, 2025.

	Sep. 30, 2025			Dec. 31, 2024
	Gross Carrying amount	Undrawn Commitments	ECL	Gross Carrying amount	Undrawn Commitments	ECL
Sovereign-backed loans	26,530,501	14,313,642	(35,256)	24,433,825	11,868,382	(63,078)
Nonsovereign-backed loans	3,042,067	1,026,367	(195,382)	2,401,517	1,137,060	(135,634)
Loan investments	29,572,568	15,340,009	(230,638)	26,835,342	13,005,442	(198,712)
Debt securities	11,774,079	151,167	(10,157)	11,767,469	-	(18,980)
Total	41,346,647	15,491,176	(240,795)	38,602,811	13,005,442	(217,692)

The maximum credit risk exposure of the issued financial guarantees as at Sep. 30, 2025 is USD1,297.05 million (Dec. 31, 2024: USD1,343.73 million), with an associated ECL allowance of USD0.83 million (Dec 31, 2024: USD1.1 million). The issued financial guarantees are classified as Stage 1.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D2	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk in investment operations portfolio

The geographical distribution by the destination of the Bank’s loan investments (gross carrying amount of loans and exposure of undrawn loan commitments), issued guarantee commitments and associated ECL is as follows:

	Sep. 30, 2025			Dec. 31, 2024
Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
Sovereign-backed loans and guarantees(1)
Central Asia	4,156,814	-	4,156,814	3,670,967	50,099	3,721,066
Eastern Asia	3,525,104	-	3,525,104	2,929,068	-	2,929,068
Southeastern Asia	10,063,782	65,146	10,128,928	8,853,967	69,720	8,923,687
Southern Asia	15,368,799	349,966	15,718,765	14,159,500	757,041	14,916,541
Western Asia	5,928,171	-	5,928,171	4,796,682	-	4,796,682
Oceania	90,777	-	90,777	110,445	-	110,445
Total Regional	39,133,447	415,112	39,548,559	34,520,629	876,860	35,397,489
Total Non-Regional	2,592,629	-	2,592,629	2,248,448	-	2,248,448
Subtotal	41,726,076	415,112	42,141,188	36,769,077	876,860	37,645,937

	Sep. 30, 2025			Dec. 31, 2024
Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
ECL allowance
Central Asia	1,553	-	1,553	1,459	2,395	3,854
Eastern Asia	373	-	373	393	-	393
Southeastern Asia	1,361	6,889	8,250	1,495	7,195	8,690
Southern Asia	14,706	5,508	20,214	18,405	26,270	44,675
Western Asia	2,867	-	2,867	3,614	-	3,614
Oceania	351	-	351	540	-	540
Total Regional	21,211	12,397	33,608	25,906	35,860	61,766
Total Non-Regional	2,484	-	2,484	2,412	-	2,412
Subtotal	23,695	12,397	36,092	28,318	35,860	64,178

(1)	The issued financial guarantees are classified as Stage 1.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D2	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk in investment operations portfolio (Continued)

	Sep. 30, 2025				Dec. 31, 2024
Region	Stage 1	Stage 2	Stage 3 (1)	Total	Stage 1	Stage 2	Total
Nonsovereign-backed loans
Central Asia	332,329	265,185	-	597,514	433,911	93,812	527,723
Eastern Asia	417,944	-	-	417,944	475,002	-	475,002
Southeastern Asia	565,350	26,601	-	591,951	479,076	-	479,076
Southern Asia	619,331	40,302	-	659,633	393,713	40,746	434,459
Western Asia	818,845	165,197	30,861	1,014,903	1,009,900	43,969	1,053,869
Other Regional	-	296,693	-	296,693	-	220,564	220,564
Total Regional	2,753,799	793,978	30,861	3,578,638	2,791,602	399,091	3,190,693
Total Non- Regional	298,853	190,943	-	489,796	243,377	104,506	347,883
Subtotal	3,052,652	984,921	30,861	4,068,434	3,034,979	503,597	3,538,576
Total	44,778,728	1,400,033	30,861	46,209,622	39,804,056	1,380,457	41,184,513

	Sep. 30, 2025				Dec. 31, 2024
Region	Stage 1	Stage 2	Stage 3 (1)	Total	Stage 1	Stage 2	Total
ECL allowance
Central Asia	841	18,606	-	19,447	471	13,013	13,484
Eastern Asia	580	-	-	580	1,293	-	1,293
Southeastern Asia	3,940	212	-	4,152	2,548	-	2,548
Southern Asia	2,074	5,327	-	7,401	2,166	4,501	6,667
Western Asia	2,952	15,333	3,688	21,973	6,583	4,119	10,702
Other Regional	-	110,252	-	110,252	-	86,141	86,141
Total Regional	10,387	149,730	3,688	163,805	13,061	107,774	120,835
Total Non- Regional	620	30,957	-	31,577	3,302	11,497	14,799
Subtotal	11,007	180,687	3,688	195,382	16,363	119,271	135,634
Total	34,702	193,084	3,688	231,474	44,681	155,131	199,812

(1)	A nonsovereign-backed loan was assessed as “credit impaired” and downgraded to Stage 3. As at Sep. 30, 2025, USD3.01 million of ECL allowance has been provided for the loan.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D2	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk in investment operations portfolio (Continued)

The sector distribution of the proceeds of the Bank’s projects for loan investments (gross carrying amount of loans and exposure of undrawn loan commitments), issued guarantee commitments and associated ECL is as follows:

	Sep. 30, 2025			Dec. 31, 2024
Sector	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
Sovereign-backed loans and guarantees
CRF(1)-Economic Resilience/PBF(2)	11,579,450	-	11,579,450	11,488,734	-	11,488,734
CRF-Finance/Liquidity	732,616	-	732,616	634,914	170,213	805,127
CRF-Public Health	3,246,237	-	3,246,237	3,217,801	-	3,217,801
Education Infrastructure	252,239	-	252,239	249,841	-	249,841
Energy	4,989,564	293,208	5,282,772	4,593,591	293,322	4,886,913
Transport	9,600,255	121,904	9,722,159	7,552,870	213,023	7,765,893
Urban	2,129,877	-	2,129,877	1,602,243	200,302	1,802,545
Water	4,379,657	-	4,379,657	3,823,313	-	3,823,313
Health Infrastructure	1,132,065	-	1,132,065	1,007,497	-	1,007,497
Multi-sector	2,457,274	-	2,457,274	2,098,414	-	2,098,414
Others	1,226,842	-	1,226,842	499,859	-	499,859
Subtotal	41,726,076	415,112	42,141,188	36,769,077	876,860	37,645,937

	Sep. 30, 2025			Dec. 31, 2024
Sector	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
ECL allowance
CRF-Economic Resilience/PBF	10,864	-	10,864	14,111	-	14,111
CRF-Finance/Liquidity	1,231	-	1,231	1,831	3,158	4,989
CRF-Public Health	1,047	-	1,047	1,206	-	1,206
Education Infrastructure	27	-	27	13	-	13
Energy	2,275	4,668	6,943	2,883	7,886	10,769
Transport	1,466	7,729	9,195	955	13,076	14,031
Urban	1,339	-	1,339	813	11,740	12,553
Water	1,351	-	1,351	1,674	-	1,674
Health Infrastructure	15	-	15	16	-	16
Multi-sector	1,619	-	1,619	2,358	-	2,358
Others	2,461	-	2,461	2,458	-	2,458
Subtotal	23,695	12,397	36,092	28,318	35,860	64,178

(1)	Crisis Recovery Facility (CRF) supported AIIB’s members and clients in alleviating and mitigating economic, financial and public health pressures arising from COVID-19.

(2)	PBF refers to policy-based financing.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D2	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk in investment operations portfolio (Continued)

	Sep. 30, 2025				Dec. 31, 2024
Sector	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Total
Nonsovereign-backed loans
CRF-Finance/Liquidity	316,098	296,693	-	612,791	355,018	220,564	575,582
CRF-Public Health	37,538	-	-	37,538	99,502	-	99,502
Digital Infrastructure and Technology	130,238	-	-	130,238	140,755	-	140,755
Energy	1,017,251	397,820	30,861	1,445,932	1,041,654	283,033	1,324,687
Multi-sector	668,425	-	-	668,425	347,662	-	347,662
Transport	303,352	290,408	-	593,760	583,374	-	583,374
Urban	377,824	-	-	377,824	278,666	-	278,666
Education Infrastructure	80,054	-	-	80,054	78,769	-	78,769
Health Infrastructure	121,872	-	-	121,872	109,579	-	109,579
Subtotal	3,052,652	984,921	30,861	4,068,434	3,034,979	503,597	3,538,576
Total	44,778,728	1,400,033	30,861	46,209,622	39,804,056	1,380,457	41,184,513

	Sep. 30, 2025				Dec. 31, 2024
Sector	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Total
ECL allowance
CRF-Finance/Liquidity	686	110,252	-	110,938	1,842	86,141	87,983
CRF-Public Health	107	-	-	107	361	-	361
Digital Infrastructure and Technology	221	-	-	221	330	-	330
Energy	4,355	33,948	3,688	41,991	4,661	33,130	37,791
Multi-sector	1,916	-	-	1,916	1,989	-	1,989
Transport	1,697	36,487	-	38,184	5,760	-	5,760
Urban	1,501	-	-	1,501	1,381	-	1,381
Education Infrastructure	8	-	-	8	7	-	7
Health Infrastructure	516	-	-	516	32	-	32
Subtotal	11,007	180,687	3,688	195,382	16,363	119,271	135,634
Total	34,702	193,084	3,688	231,474	44,681	155,131	199,812

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D2	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

(ii) Reconciliation of gross carrying amount of loans and exposure of undrawn loan commitments, issued guarantee commitments, debt securities and ECL.

An analysis of the changes in the gross carrying amount of loans, exposure of undrawn loan commitments and issued guarantee commitments, with the related changes in ECL allowances is as follows:

Sovereign-backed loans and issued guarantee commitments

	Stage 1	Stage 2	Total
Gross carrying amount of loans and exposure of undrawn loan/issued guarantee commitments as at Jan. 1, 2025	36,769,077	876,860	37,645,937
New loans, commitments and guarantees originated	4,279,269	-	4,279,269
Repayments	(606,968)	(30,450)	(637,418)
Movement in net transaction costs, fees, and related income through EIR method	11,184	7,026	18,210
Cancelled commitment	(244,404)	(3,636)	(248,040)
Foreign exchange movements	1,083,230	-	1,083,230
Transfer to stage 1	434,688	(434,688)	-
Transfer to stage 2	-	-	-
As at Sep. 30, 2025	41,726,076	415,112	42,141,188

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2025	28,318	35,860	64,178
Additions	1,516	-	1,516
Change in risk parameters (1)	(6,863)	(4,136)	(10,999)
Change from lifetime (stage 2) to 12-month (stage 1) ECL	789	(19,327)	(18,538)
Change from 12-month (stage 1) to lifetime (stage 2) ECL	-	-	-
Reversal of ECL allowance	(65)	-	(65)
As at Sep. 30, 2025	23,695	12,397	36,092

(1)	The change in the loss allowance is due to change in the Probability of Default, Loss Given Default and Exposure at Default used to calculate the expected credit loss for the loans.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D2	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

Nonsovereign-backed loans

	Stage 1	Stage 2	Stage 3	Total
Gross carrying amount of loans and exposure of undrawn loan commitments as at Jan. 1, 2025	3,034,979	503,597	-	3,538,576
New loans and commitments originated	807,769	-	-	807,769
Repayments	(375,233)	(23,840)	-	(399,073)
Movement in net transaction costs, fees, and related income through EIR method	(10,976)	(904)	-	(11,880)
Derecognition	-	-	-	-
Cancelled commitment	(48,449)	-	-	(48,449)
Foreign exchange movements	109,611	71,880	-	181,491
Transfer to stage 1	-	-	-	-
Transfer to stage 2	(465,049)	465,049	-	-
Transfer to stage 3	-	(30,861)	30,861	-
As at Sep. 30, 2025	3,052,652	984,921	30,861	4,068,434

	Stage 1	Stage 2	Stage 3	Total
ECL allowance as at Jan. 1, 2025	16,363	119,271	-	135,634
Additions	17,372	-	-	17,372
Change in risk parameters (1)	(4,981)	20,130	-	15,149
Change from lifetime (stage 2) to 12- month (stage 1) ECL	-	-	-	-
Change from lifetime (stage 2) ECL to lifetime (stage3) ECL	(17,295)	41,286	3,688	27,679
Reversal of ECL allowance	(452)	-	-	(452)
As at Sep. 30, 2025	11,007	180,687	3,688	195,382
Total gross carrying amount of loans and exposure of undrawn loan commitments as at Sep. 30, 2025	44,778,728	1,400,033	30,861	46,209,622
Total ECL allowance as at Sep. 30, 2025	34,702	193,084	3,688	231,474

(1)

The change in the loss allowance is due to change in the Probability of Default, Loss Given Default and Exposure at Default used to calculate the expected credit loss for the loans. It also includes those changes resulting from Post Model Adjustment.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D2	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

Sovereign-backed loans and issued guarantee commitments

	Stage 1	Stage 2	Total
Gross carrying amount of loans and exposure of undrawn loan/issued guarantee commitments as at Jan. 1, 2024	31,047,342	1,530,986	32,578,328
New loans, commitments and guarantees originated	6,721,414	-	6,721,414
Repayments	(1,190,845)	(49,913)	(1,240,758)
Movement in net transaction costs, fees, and related income through EIR method	(32,970)	135	(32,835)
Cancelled commitment	(41,002)	-	(41,002)
Foreign exchange movements	(339,210)	-	(339,210)
Transfer to stage 1	604,348	(604,348)	-
Transfer to stage 2	-	-	-
As at Dec. 31, 2024	36,769,077	876,860	37,645,937

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2024	32,804	153,923	186,727
Additions	3,718	-	3,718
Change in risk parameters (1)	(8,755)	(103,957)	(112,712)
Change from lifetime (stage 2) to 12-month (stage 1) ECL	558	(14,106)	(13,548)
Change from 12-month (stage 1) to lifetime (stage 2) ECL	-	-	-
Reversal of ECL allowance	(7)	-	(7)
As at Dec. 31, 2024	28,318	35,860	64,178

(1)

The change in the loss allowance is due to change in the Probability of Default, Loss Given Default and Exposure at Default used to calculate the expected credit loss for the loans. It also includes those changes resulting from methodology updates. For details, please refer to section D3 ECL measurement in the Bank’s annual financial statements for the year ended Dec. 31, 2024.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D2	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

Nonsovereign-backed loans

	Stage 1	Stage 2	Stage 3	Total
Gross carrying amount of loans and exposure of undrawn loan commitments as at Jan. 1, 2024	2,258,213	496,516	67,255	2,821,984
New loans and commitments originated	1,156,213	-	-	1,156,213
Repayments	(123,757)	(30,554)	-	(154,311)
Movement in net transaction costs, fees, and related income through EIR method	316	436	(170)	582
Derecognition	-	-	(67,085)	(67,085)
Cancelled commitment	(65,681)	(45,364)	-	(111,045)
Foreign exchange movements	(55,766)	(51,996)	-	(107,762)
Transfer to stage 1	-	-	-	-
Transfer to stage 2	(134,559)	134,559	-	-
As at Dec. 31, 2024	3,034,979	503,597	-	3,538,576

	Stage 1	Stage 2	Stage 3	Total
ECL allowance as at Jan. 1, 2024	7,429	25,180	62,751	95,360
Additions	1,683	-	-	1,683
Change in risk parameters (1)	8,179	77,055	-	85,234
Change from lifetime (stage 2) to 12-month (stage 1) ECL	-	-	-	-
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(758)	17,514	-	16,756
Reversal of ECL allowance	(170)	(478)	(62,751)	(63,399)
As at Dec. 31, 2024	16,363	119,271	-	135,634
Total gross carrying amount of loans and exposure of undrawn loan commitments as at Dec. 31, 2024	39,804,056	1,380,457	-	41,184,513
Total ECL allowance as at Dec. 31, 2024	44,681	155,131	-	199,812

(1)

The change in the loss allowance is due to change in the Probability of Default, Loss Given Default and Exposure at Default used to calculate the expected credit loss for the loans. It also includes those changes resulting from methodology updates and Post Model Adjustment. For details, please refer to section D3 ECL measurement in the Bank’s annual financial statements for the year ended Dec. 31, 2024.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D2	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

Debt securities

	Stage 1	Stage 2	Stage 3 (1)	Total
Debt securities as at Jan. 1, 2025	11,752,481	-	14,988	11,767,469
New debt securities	2,025,314	-	252	2,025,566
Accrual and amortization	15,807	-	230	16,037
Foreign exchange movements	(7,015)	-	-	(7,015)
Transfer to stage 1	-	-	-	-
Transfer to stage 2	-	-	-	-
Transfer to stage 3	-	-	-	-
Derecognition	(1,866,675)	-	(10,136)	(1,876,811)
As at Sep. 30, 2025	11,919,912	-	5,334	11,925,246

	Stage 1	Stage 2	Stage 3 (1)	Total
ECL allowance as at Jan. 1, 2025	4,970	-	14,010	18,980
Additions	1,594	-	128	1,722
Change in risk parameters	(999)	-	12	(987)
Change from lifetime (stage 2) to 12-month (stage 1) ECL	-	-	-	-
Change from 12-month (stage 1) to lifetime (stage 2) ECL	-	-	-	-
Change from 12-month (stage 2) to lifetime (stage 3) ECL	-	-	-	-
Reversal of ECL allowance	(573)	-	(8,985)	(9,558)
As at Sep. 30, 2025	4,992	-	5,165	10,157

(1)

As at Sep. 30, 2025, the Bank held debt securities from three issuers that were assessed as “credit impaired” and classified as Stage 3. Among these, debt securities totaling USD5.14 million have undergone a restructuring program.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D2	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

Debt securities

	Stage 1	Stage 2	Stage 3	Total
Debt securities as at Jan. 1, 2024	8,266,858	-	14,490	8,281,348
New debt securities	6,721,328	-	-	6,721,328
Accrual and amortization	65,926	-	498	66,424
Foreign exchange movements	(2,307)	-	-	(2,307)
Transfer to stage 1	-	-	-	-
Transfer to stage 2	-	-	-	-
Transfer to stage 3	-	-	-	-
Derecognition	(3,299,324)	-	-	(3,299,324)
As at Dec. 31, 2024	11,752,481	-	14,988	11,767,469

	Stage 1	Stage 2	Stage 3	Total
ECL allowance as at Jan. 1, 2024	1,224	-	13,759	14,983
Additions	1,819	-	-	1,819
Change in risk parameters	2,095	-	251	2,346
Change from lifetime (stage 2) to 12-month (stage 1) ECL	-	-	-	-
Change from 12-month (stage 1) to lifetime (stage 2) ECL	-	-	-	-
Change from 12-month (stage 1) to lifetime (stage 3) ECL	-	-	-	-
Reversal of ECL allowance	(168)	-	-	(168)
As at Dec. 31, 2024	4,970	-	14,010	18,980

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D2	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

Change of accounting estimates in LGD methodology

As part of its credit risk monitoring and model governance processes, the Bank periodically evaluates the performance of the ECL model and reviews the appropriateness of critical modelling methodology and risk parameter inputs.

During the nine months ended Sep. 30, 2025, the Bank conducted a comprehensive review on Loss Given Defaults (LGD) methodology for nonsovereign investments applied to ECL calculation. The Bank currently adopts a nonsovereign LGD framework across a range of asset classes, including Project Finance, Corporates, and Financial Institutions. Following a comprehensive review in 2025, the Bank recalibrated the nonsovereign LGD to ensure alignment with external standards by drawing on accumulated experience, rating agency data, and benchmarking against Multilateral Development Bank (MDB) practices. The ECL impact attributed to this methodological modification was about a decrease of USD8 million as of the third quarter of 2025.

Change of accounting estimates for Post Model Adjustment (PMA)

In assessing the appropriateness of the Bank’s provisions for ECL, the Bank considers all available information within its credit rating, LGD assessment and “forward-looking” variables for each investment when calculating ECL under the Bank’s model. Where necessary, the Bank includes post model adjustments (PMA) to reflect information beyond forecastable variables, including geopolitical and economic factors, which are assessed at individual project level. As at Sep. 30, 2025, the PMAs resulted in an increase of provision amounting to USD121 million (Dec. 31, 2024: USD81 million).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

The majority of the Bank’s assets and liabilities in the Statement of Financial Position are financial assets and financial liabilities. Fair value measurement of nonfinancial assets and nonfinancial liabilities does not have a material impact on the Bank’s financial position and operations, taken as a whole.

The Bank does not have any financial assets or financial liabilities subject to nonrecurring fair value measurements for the nine months ended Sep. 30, 2025 (for the year ended Dec. 31, 2024: none).

The fair value of the Bank’s financial assets and financial liabilities are determined as follows:

-

If traded in active markets, fair values of financial assets and financial liabilities with standard terms and conditions are determined with reference to quoted market bid prices and ask prices, respectively.

-

If not traded in active markets, fair values of financial assets and financial liabilities are determined in accordance with generally accepted pricing models or discounted cash flow analysis using prices from observable current market transactions for similar instruments or using unobservable inputs relevant to the Bank’s assessment.

Fair value hierarchy

The Bank classifies financial assets and financial liabilities into the following three levels based on the extent to which inputs to valuation techniques used to measure fair value of the financial assets and financial liabilities are observable:

Level 1:	Fair value measurements are those derived from quoted prices (unadjusted) in an active market for identical assets or liabilities;

Level 2:

Fair value measurements are those derived from inputs other than quoted included within Level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices); and

Level 3:	Fair value measurements are based on models, and unobservable inputs are significant to the entire measurement.

In June 2024, the Bank enhanced the methodology to assess the fair value hierarchy at the security level. Please refer to below tables for the fair value hierarchy of the financial assets and liabilities as at Sep. 30, 2025 and Dec. 31, 2024 following the new method.

The Bank recognizes transfers in and transfers out of levels at the end of the reporting period during which the change has occurred.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities not measured at fair value on the Statement of Financial Position

The table below summarizes the carrying amounts and fair values of those financial instruments not measured in the Statement of Financial Position at their fair value:

	Sep. 30, 2025		Dec. 31, 2024
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets
- Loan investments, at amortized cost	29,343,010	30,259,843	26,637,065	27,310,079
- Debt securities, at amortized cost	11,764,386	11,848,033	11,748,489	11,647,162
- Paid-in capital receivables	304,414	303,699	234,336	233,504
Financial liabilities
- Borrowings	3,882,605	3,886,693	1,355,939	1,360,395

As at Sep. 30, 2025, other than those disclosed above, the Bank’s balances of financial instruments are not measured at fair value but with short-term maturity approximate their fair values.

Fair value of loan investments and paid-in capital receivables measured at amortized cost has been calculated using Level 3 inputs by discounting the cash flows at a current interest rate applicable to each loan and paid-in capital receivable.

The significant input used in the fair value of loan are risk-free rate, credit default swap spreads, expected recovery rate and foreign exchange rates. Management makes certain assumptions about the unobservable inputs to the model. These are regularly assessed for reasonableness and impact on the fair value of loans. An increase in the level of forecast cash flows in subsequent periods would lead to an increase in the fair value and an increase in the discount rate used to discount to forecast cash flow would lead to a decrease in the fair value of loans.

Fair value of debt securities held at amortized cost are generally based upon quoted market prices, if available. If the market prices are not readily available, fair values are estimated using either values obtained from independent parties offering pricing services or adjusted quoted market prices of comparable investments or using the discounted cash flow methodology.

Fair value of borrowings held at amortized cost are generally based upon quoted market prices, if available. If the market prices are not readily available, fair values are determined using discounted cash flow models.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities measured at fair value on the Statement of Financial Position (Continued)

The table below summarizes the fair values of the financial assets and financial liabilities measured in the Statement of Financial Position at their fair value:

As at Sep. 30, 2025
	Level 1	Level 2	Level 3	Total
Financial assets and financial liabilities
Investments at fair value through profit or loss
- External Managers Program	4,478,171	188,364	-	4,666,535
- Investments with equity participation	-	-	1,396,813	1,396,813
- Debt securities	7,732,189	1,840,511	-	9,572,700
- Investment operations fixed-income portfolio	214,644	49,473	-	264,117
Money Market Funds	-	365,627	-	365,627
Derivative assets	-	1,168,760	-	1,168,760
Total financial assets	12,425,003	3,612,735	1,396,813	17,434,552
Borrowings	-	(37,389,726)	-	(37,389,726)
Derivative liabilities	-	(965,864)	-	(965,864)
Total financial liabilities	-	(38,355,590)	-	(38,355,590)

As at Dec. 31, 2024
	Level 1	Level 2	Level 3	Total
Financial assets and financial liabilities
Investments at fair value through profit or loss
- External Managers Program	4,284,987	171,292	-	4,456,279
- Investments with equity participation	-	-	1,255,460	1,255,460
- Debt securities	7,194,609	1,382,394	-	8,577,003
- Investment operations fixed-income portfolio	204,264	45,935	-	250,199
Money Market Funds	-	318,474	-	318,474
Derivative assets	-	832,061	-	832,061
Total financial assets	11,683,860	2,750,156	1,255,460	15,689,476
Borrowings	-	(31,597,860)	-	(31,597,860)
Derivative liabilities	-	(1,175,585)	-	(1,175,585)
Total financial liabilities	-	(32,773,445)	-	(32,773,445)

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities measured at fair value on the Statement of Financial Position (Continued)

The MMFs’ shares are not traded in any market. The fair value of the MMFs is derived from that of the net assets value; therefore, MMFs are classified as Level 2 instruments.

External Managers Program and debt securities have been valued either using the discounted cash flow method based on observable market input, or obtained from market price. Derivative instruments and borrowings have been valued using discounted cash flow methodology based on observable market inputs. Quoted prices (unadjusted) in active markets are typical Level 1 inputs, while inputs other than quoted prices included within Level 1 that are observable for the asset and liability, either directly or indirectly, are typically Level 2 inputs.

In some situations, the inputs used to measure fair value might fall in different level of the fair value hierarchy. The level in the fair value hierarchy within which the fair value measurement falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety. When unobservable inputs are significant to the fair value measurement, those financial instruments are to be categorized as level 3.

During the nine months ended Sep. 30, 2025, due to changes in market conditions for certain investment securities, quoted prices in active markets were no longer available for these securities. However, there was sufficient information available to measure the fair values of these securities based on observable market inputs. Therefore, there were USD33.52 million of debt instruments transferred from Level 1 to Level 2 of the fair value hierarchy. In addition, there were transfers of USD47.34 million in investments of debt instruments from Level 2 to Level 1, when quoted prices in active markets become available.

The table below provides a reconciliation of the fair values of the Bank’s Level 3 financial assets for the nine months ended Sep. 30, 2025 and the year ended Dec. 31, 2024.

Investments with equity participation:

	For the nine months ended Sep. 30, 2025	For the year ended Dec. 31, 2024
As at beginning of period/year	1,255,460	980,416
Additions	222,855	326,578
Return of capital contributions	(71,157)	(95,600)
Fair value (loss)/gain, net	(10,345)	44,066
Total	1,396,813	1,255,460

The fair value gains or losses are all attributable to the change in unrealized gains or losses relating to those financial assets held at the end of the reporting period.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the nine months ended Sep. 30, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities measured at fair value on the Statement of Financial Position (Continued)

The fair value of the investments with equity participation is mainly based on an adjusted net assets method. To assess the fair value of the underlying assets of the equity investments, discounted cash flow valuation technique is mainly adopted. The unobservable inputs mainly include weighted average cost of capital, liquidity discount and projected cash flows.

There has been no transfer in and/or out of Level 3 during the nine months ended Sep. 30, 2025 (for the year ended Dec. 31, 2024: none).